Exhibit 14

Uni-Pixel, Inc.
Code of Ethical Business Conduct
As of November 17, 2014

Introduction:
Lawful and ethical business conduct is required at all times of our directors, officers and employees.  The Code of Ethical Business Conduct applicable to the directors, officers and employees of Uni-Pixel, Inc. and its subsidiaries.  Although the Code is designed to apply directly to directors, officers and employees, we expect all parties who work on behalf of the Company to embrace the spirit of the Code.

Our Responsibilities:
It is our responsibility to comply with both the letter and the spirit of the Code.  We demonstrate our commitment to the Code through our daily business conduct.  We promote a workplace environment that encourages frank and open communication, free of the fear of reprisal or retaliation. We are alert and sensitive to situations that could result in actions that are illegal, unethical or otherwise violate the Code.  We remind others of their responsibilities when it appears they may be in danger of violating the Code, laws, regulations, rules, policies or procedures.

The Code is one part of our process to ensure lawful and ethical business conduct throughout the Company.  Other parts of the process include Company-wide policies and procedures, compliance reports and training.  We comply not only with the Code, but also with all applicable policies, procedures, laws and regulations.  Each of us is responsible for learning the details about the policies, procedures, laws and regulations that apply to our positions.

Those with supervisory responsibility have a special obligation to ensure that they are aware of and effectively communicate the Code to those who report to them.  This obligation cannot be delegated.

No code or policy can cover every applicable law, regulation, policy or procedure, or foresee and address every situation that might occur.  Thus, the Code contains principles to guide us.  We are encouraged to ask questions about particular situations to the appropriate persons described in the “Reporting Concerns” section of the Code.

We are required to promptly report situations that may be, or reasonably appear to be, violations of the Code.  These reporting requirements are described in the “Reporting Concerns” section of the Code.

No Retaliation:
The Company will not retaliate, nor will it tolerate retaliation, against any person who, based on his or her reasonable good faith belief, reports suspected violations of this Code, or any law, rule, or regulation, or against any person who testifies, participates, or otherwise assists in a proceeding filed or about to be filed that relates to any such violation.  Supervisors have the additional responsibility to ensure that the employees they supervise diligently comply with these non-retaliation obligations. However, it is a violation of the Code to make a report without a good faith belief that the report is true.

Consequences:
Violation of the Code may result in disciplinary action including, but not limited to, a warning, suspension or termination of employment.  Violations include noncompliance with Company policies, lack of supervision or diligence in enforcing Company policies, providing false or misleading information, as well as any retaliatory actions, direct or indirect, against an employee who makes a good faith report of a suspected violation of this Code.

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Terms Used in the Code:	We use the following terms in the Code:

•	Code means the Code of Ethical Business Conduct.

•	Company means Uni-Pixel, Inc. and its subsidiaries.

•
Immediate Family means a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law and anyone (other than employees of that person) who shares that person’s home.

•	Subsidiary means an entity in which Uni-Pixel, Inc. has, directly or through its subsidiaries, either (i) more than 50% of the voting rights or (ii) the power to control that entity.

•	We, us, you or persons means the directors, officers and employees of the Company.

The UNIPIXEL IDEAL

The Code reflects and supports the UNIPIXEL IDEAL and the Company’s Winning Culture.  A "Winning Culture" is essential for the success of our strategic intent and it starts with us.  Five key elements describe our winning culture behaviors, the UNIPIXEL IDEAL:

•	Inspired leadership

•	Disciplined performance management

•	Engaged employees

•	Accountability

•	Loyalty

Inspired leadership… individuals at all levels guide with a passionate style that encourages others to succeed.

Disciplined performance management… employees give their best effort, understand    what needs to be done to accomplish a goal, and regularly deliver "Tier I" performance.

Engaged employees… everyone at Uni-Pixel, Inc. takes pride in their work, knows their contributions are vital to the Company, and strives for a healthy work-life balance.

Accountability… each employee adopts high standards for safety and performance, accepts responsibility for results, and lives our core values of integrity and excellence.

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Loyalty… employees and Uni-Pixel, Inc. commit to an environment of mutual trust and respect that encourages employee growth and strengthens relationships with customers, communities, and shareholders.

Conflicts of Interest

Definition:
Conflicts of interest are situations in which personal activities, interests or associations might compromise or appear to compromise our judgment or responsibilities to the Company.  Conflicts of interest also include situations where we, or a member of our Immediate Family, improperly benefit because of our position in the Company.

We will not engage in any conduct inconsistent with the Company’s best interests or that disrupts or impairs the Company’s relationship with any person or entity which the Company has, or proposes to enter into, a business or contractual relationship.

Even the appearance of a conflict between personal gain and Company interests erodes the trust and confidence upon which our reputation rests. Any situation that creates, or appears to create, a conflict of interest must be avoided or eliminated.  Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately as discussed in the “Reporting Concerns” section of the Code.  The Company will investigate each situation and take appropriate steps to eliminate the conflict, up to and including termination of employment or removal from office. It is not possible for this Code to list all situations which might involve conflicts of interest.  Examples of some of the more common conflicts from which we must refrain are discussed in the following paragraphs.

Personal Financial Interest:
A potential conflict of interest may exist when we or a member of our Immediate Family have a direct or indirect financial interest in the suppliers, customers, competitors, partners or ventures of the Company.

We will have only permitted financial interests in any supplier, customer, partner or competitor of the Company that we deal with in the scope of our duties with the Company.  Permitted financial interests are (i) less than 0.1% of the outstanding equity or debt of a supplier, customer, partner or competitor which is publicly traded on a national exchange, and (ii) interests in mutual funds which own equity or debt of a supplier, customer, partner or competitor.

We will not have a financial interest in any Uni-Pixel, Inc. subsidiary, or in a partnership or joint venture involving the Company, unless we are employees only of that particular subsidiary, partnership or joint venture.

The Company will not make loans to, or guarantee the obligations of, any director or officer of the Company.

We will report, as described in the “Reporting Concerns” section of the Code, when we become aware that a member of our Immediate Family has acquired or intends to acquire a financial interest in a supplier, customer or competitor which, if it were acquired by us, would not be a permitted financial interest.

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Outside Employment:
Our outside employment and other business relationships (including being a director, officer, representative or consultant for a person or entity), or those of our Immediate Family, may constitute a conflict of interest.

We will not directly or indirectly compete with the Company, either personally or by being a director, officer, employee, representative or consultant for any person or entity that competes with the Company.

We will disclose in writing if we or our Immediate Family perform work or services for, or serve as a director or officer of, any person or entity which does business with the Company as a supplier or contractor.  Directors and officers and all employees of the Company will make their disclosures to the Board of Directors.  Each full-time employee is expected to devote full time and effort to the business of the Company as contemplated by the position held by the employee. Outside employment (including self-employment activities) may not impair the employee from meeting his or her responsibilities to the Company. The solicitation or conduct of any outside employment during working hours is prohibited.

Every employee will annually disclose in writing to his or her supervisor or above the nature and extent of any outside employment or other business relationship situation.

Corporate Opportunities:
We have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  We will not (i) take, for ourselves or others, any corporate opportunity that is discovered through the use of Company property, information or our position, or (ii) compete, directly or indirectly, with the Company’s businesses.

Compensation from Non Company Sources:	We will not accept any form of compensation for services that we perform -for, or in our position with, the Company from any source other than the Company.

Outside Business Contacts:
We will conduct ourselves in an ethical, legal and professional manner in our business  contacts with customers, suppliers, competitors, governmental agencies and the news media, and will only perform services and answer questions that fall within the realm of our responsibilities.

Community and Professional Organizations:
We will not allow participation in community activities to interfere with the time and effort required for the proper performance of our duties to the Company. Employees will obtain appropriate supervisory approval to participate in community and professional organizations that will take up time on the job.

Political Activity:
If we run for public office, we do so as individual citizens, and do not represent the Company in any way in campaigning or carrying out our public duties. We will inform our supervisor or above as soon as possible when considering running for, or accepting, a public position. If we accept or are elected to a political position, we may be required, under certain circumstances, to terminate employment or accept a leave of absence from the Company during the term of office.

Gifts and Gratuities:
We, and members of our Immediate Family, will not directly or indirectly request, take, accept or receive any gift or gratuity from any person or entity with which the Company does business, or is likely to do business, if the acceptance, or the prospect of future gifts or gratuities, might limit us, or be perceived as limiting us, from acting solely in the best interest of the Company.

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We, and members of our Immediate Family, will not directly or indirectly offer or provide any gift or gratuity to any person or entity with which the Company does business, or is likely to do business, if the acceptance would limit, or be perceived as limiting, those persons or entities from acting solely in their best interests.

Gifts or gratuities include cash, bonuses, trips, fees, commissions, services, private or personal discounts, including discounted loans, entertainment, or any similar form of consideration, of other than nominal or insignificant value.

The occasional giving and receiving of modest gifts, meals, services or entertainment is an accepted practice of promoting goodwill and building and maintaining business relationships. However, they should be infrequent, reasonable, customary, legal and of modest value. Acceptable forms of entertainment include infrequent, moderate hospitality such as meals, charity events, sporting events, holiday gatherings or other celebrations, plays, concerts or other cultural events.  It is inappropriate to accept meals, refreshments or entertainment on a regular basis or without returning the hospitality at business-related functions.  Invitations to functions that involve travel or overnight stays that are in the best interest of the Company will either be paid for by the Company or be approved in advance by the CEO.

Loans and Gifts of Corporate Property; No Bribes:
We will not offer Company property, loans, contributions or unpaid services to any individual or entity outside the Company without proper authorization. We will not offer gifts, entertainment, meals, transportation or anything of value to personnel of federal or state revenue agencies or regulatory bodies having jurisdiction over public utility service rates.

We will not, under any circumstances, make or offer bribes to any governmental official or to any person employed by or acting for a customer, supplier or other entity with which the Company has existing or prospective business relations; nor will we make any other promise, offer or gift, where the purpose is to influence the recipient to engage in conduct which is corrupt, deceptive or otherwise contradictory to the recipient's lawful duties.

Business Conduct

Fair Dealing:
We will deal fairly with the Company's customers, suppliers, competitors and other persons. We will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Antitrust:	The Company is committed to fair and ethical competition and full compliance with all applicable antitrust, fair trade and similar laws and regulations.

Generally, antitrust laws prohibit price discrimination, price fixing, bid rigging, division of markets, boycotts or concerted refusals to do business with other companies for the purpose of eliminating competition, tying arrangements, unreasonable restraints of trade or attempts to monopolize.  Antitrust law is complex and fact-dependent, and we are expected to consult with Company legal counsel before taking any action which could potentially violate antitrust laws.

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Insider Trading:
The federal securities laws prohibit "insider trading," defined as the purchase or sale of a security at a time when the person trading in that security possesses material nonpublic information concerning the corporation, or the market for the security, and which has been obtained or is being used in breach of a duty to maintain the information in confidence. Communication of confidential information to a third party, under circumstances where improper trading can be anticipated, is also prohibited. Material nonpublic information includes information that is not available to the public at large that could affect the market price of the security and that an investor would consider important when deciding whether to buy, hold or sell stock.

Any trading by all Company officers and directors in securities issued by the Company must be cleared in advance by the Uni-Pixel, Inc. Corporate Secretary.

Regulation FD Compliance:
All senior officials and other persons who regularly communicate on the Company’s behalf with the investment community will comply with Regulation FD adopted by the U.S. Securities and Exchange Commission person acting on its behalf discloses material non-public information to the holders of Uni-Pixel, Inc. securities, broker-dealers, investment advisers, investment managers, investment companies, hedge funds, investors, industry analysts and their affiliates, the Company is required to make a public disclosure of the same information.

Fraud:
Fraud, and the appearance of fraud, compromises the integrity of our financial reporting system and the safety of Company assets.   We will not engage in fraudulent activity, including activities that bypass existing controls. We will report all instances of possible fraud.

Approval of Business Transactions:
The Company’s contracts and agreements establish its rights and obligations in business transactions.  We will comply with our policies and procedures to ensure that all contracts have the appropriate level of review and approval before they are entered into.

Political Contributions:
The Company may make contributions to a political party, to an individual holding or seeking any public or governmental office or position, or to any individual or group acting on behalf of such individual or party, as permitted by law and the Company’s policies and procedures.

The Company may engage in permitted lobbying activities.  Eligible employees may participate in political action committees and the Company may also pay related administrative and solicitation costs for political action committees formed in accordance with applicable laws and regulations.

The Company also may support nonpartisan programs to encourage voter registration, political awareness or responsible citizenship, participate in nonpartisan elections as permitted by law, and may, subject to the policies of the Uni-Pixel Board of Directors, contribute to campaigns on ballot issues as permitted by law.

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Endorsements by Individuals:
 If we wish to identify our relationship to the Company in any endorsement of a commercial product or service, we will comply with the Company’s policies and procedures regarding approval of endorsements.

Accounting and Recordkeeping

Accounting and Financial Disclosures:
The Company requires compliance with Generally Accepted Accounting Principles and all internal accounting controls.   All accounting entries, books, accounts and records of the Company shall properly and fairly reflect its assets, liabilities and results of operations.  No unrecorded off-the-record funds shall be established.  All Company assets, particularly bank accounts, liabilities and transactions shall be recorded in the Company’s accounting records. Each transaction shall be clearly and correctly described in adequate detail in the appropriate accounting and business records of the Company.

We will not, directly or indirectly, falsify or cause the falsification of any books, records or accounts of the Company.  We will not falsify, cause the falsification of, or improperly alter or destroy any Company document, or provide false or misleading information that would be reflected in such documents.

The Company will provide full, fair, accurate, timely and understandable disclosure in the reports and other documents it files or furnishes to the SEC and in the other information it publicly provides.  We will fully comply with all applicable securities laws and SEC rules.  Every one of us providing information for, or involved in the preparation, review and certification of, these reports and other documents has the duty to ensure that such information is full, fair, accurate, timely and understandable.

Records Management:
We follow the applicable laws and Company policies on record retention and management.  We will comply with all requests from Company legal counsel to preserve documents.  We will immediately notify Company legal counsel if we learn of a subpoena or a pending, imminent or contemplated lawsuit, government investigation or proceeding, who will ensure that relevant documents are preserved.

Cooperation with Investigations:
Consistent with applicable law, we are required to cooperate fully, promptly and truthfully in any internal or external investigation, including responding to requests for information, participating in investigatory interviews and disclosing all known information relating to the subject matter of the investigation.  We will not destroy or alter any Company record with the intent to obstruct any pending or threatened investigation.

Employment

Equal Opportunity, Diversity and Nondiscrimination:
We recognize the contribution of a diverse workforce to our Company’s success.  There is no place for discrimination in our workplace based on any real or perceived differences, including differences between employees, our customers or the public.

We are fully committed to equal opportunity and nondiscriminatory employment practices.  We seek to recruit, hire, develop and retain qualified people from a diverse candidate pool.  We do not discriminate against any employees or candidates for employment because of race, color, religion, sex, sexual orientation, ethnic or national origin, age, disability or status as Vietnam-era or special disabled veteran.

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Harassment:
There is zero tolerance for harassment of any type.  Zero tolerance means action will be taken against persons who violate this policy, up to and including termination of employment or removal from office.  We do not harass each other, our customers, vendors or anyone else.

Illegal harassment is words or actions that denigrate or show hostility or dislike toward anyone because of his or her race, color, religion, gender, national origin, age, sexual orientation or disability, or that of his or her relatives, friends or associates, and that:

•	Has the purpose or effect of creating an intimidating, hostile, or offensive work environment;

•	Has the purpose or effect of unreasonably interfering with an individual's work performance; or

•	Otherwise adversely affects an individual's employment opportunities.

Illegal sexual harassment is behavior which is not welcome and is offensive, including behavior that:

•	Makes unwelcome sexual advances or requests for sexual favors or other verbal or physical conduct of a sexual nature a condition of an employee's continued employment;

•	Makes submission to or rejection of such conduct the basis for employment decisions affecting the employee; or

•	Creates an intimidating, disparate, hostile or offensive working environment by such conduct.

Substance Abuse:
The Company expects persons to report for work in a condition to perform their duties. The Company recognizes that an employee's off-the-job and on-the-job involvement with drugs and alcohol can have an impact on the workplace. The Company also recognizes that it is impossible to separate off-the-job and on-the-job drug involvement or alcohol abuse.

We may not purchase, use, possess, sell, distribute or be under the influence of illegal drugs, including misused prescription drugs, during working hours (including lunch or break periods) or on Company or customer property.   We will be subject to discipline, including discharge, if we report for work with an alcohol concentration of 0.02 or greater, under the influence of a controlled substance or if we possess or use alcohol or a controlled substance, except legally obtained prescription drugs, during working hours (including lunch or break periods) or on Company or customer property. Exceptions for the use or possession of alcohol in connection with authorized events will be approved in advance by the Chief Executive Officer or President.

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Off-the-job illegal drug use or excessive use of alcohol that could adversely affect an employee's job performance or the Company’s interests is proper cause for disciplinary action up to and including discharge. Supervisors may require an employee to submit to a physical examination if it appears the employee is not fit for duty or if there otherwise is a reasonable basis for suspecting that the employee may have used alcohol or a controlled substance in violation of this policy.

Violence:
We do not tolerate threats or acts of violence or physical intimidation of any kind in the workplace.  Any person who has been threatened with or subjected to physical violence by a fellow employee, by a non-employee on Company property, or by anyone with whom the employee is in contact as a result of his or her position with the Company, should report the incident, as explained in the Code section titled “Reporting Concerns.”

Protecting Company Assets

Fiscal Responsibility:
The Company recognizes its fiscal responsibility to its customers, stockholders and employees. To that end, we are expected to make prudent economic decisions in the planning, procurement and use of Company capital, labor, plant, equipment and supplies.

Unauthorized use or conversion of any Company asset or resource for personal use, including use of equipment and personnel, is prohibited. We will protect and ensure the efficient use of the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s profitability.

Appropriate Use of Computer Resources/Employee Privacy:
Company computer resources will be used for legitimate business purposes, and are not to be used at any time for personal gain (including, but not limited to, advertising, personal business enterprise or political lobbying) or other inappropriate uses such as accessing pornographic material, hate group information or gambling material. It is each person's responsibility to delete and not pass on any e-mail with sexual or sexist overtones or that is discriminatory in nature.

All information transmitted, stored or accessed using Company computer resources is the property of the Company.  There is no expectation of privacy when using Company computer resources and business tools.  All information transmitted and/or stored through Company computer resources, including without limitation, voice mail, telephone, Internet or e-mail, may be reviewed by the Company for any reason.  In addition, employee workspaces or property on Company premises may be searched by the Company.  These actions may take place without any prior notice.  Incidental and occasional personal use of Company computer resources is permitted, but is a revocable privilege. Any questions regarding the appropriateness of accessing material or information should be referred to your supervisor or the manager of the applicable company responsible for information security.

Protection of Info:
We will protect information, including customer, technical, commercial and financial information, that is confidential, privileged or of competitive value to the Company and will not disclose it to anyone (including company personnel) who is not authorized to receive it or has no need to know the information, except as authorized or required by law.  We will also apply the same protections to such information supplied to the Company by customers, vendors and other third parties.  The use or disclosure of such information shall be for authorized corporate purposes only and not for personal benefit or for the benefit of others.

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Safety

It is our policy to provide a safe and healthy environment for our employees, customers and members of the public.  Therefore, we are required to perform our duties in a manner that ensures personal safety of Company employees, our customers and the public.  The Company establishes and enforces safety policies and practices appropriate to its businesses and promotes safety awareness for employees and the general public through education, training and outreach. We are required to report accidents, injuries, occupational illnesses, unsafe conditions and safety violations, as specified in applicable laws, policies and procedures.

Disregard of safety or violation of safety rules will be subject to disciplinary action, up to and including suspension or discharge, even for the first offense.

Environmental Practices

We manage our business in an environmentally responsible manner and comply with all applicable environmental requirements.  The Company commits to sound environmental practices that maintain biological diversity and wildlife habitats and preserve the integrity of the planet. The Company pledges to participate in, and contribute to, efforts that recognize and promote sound environmental stewardship, to continually seek to understand and address concerns about the environment and to strive to improve, protect and conserve.  We will report to our supervisor any event we witness which may result in noncompliance with any environmental law or regulation.

Reporting Concerns

Our Duties:
It is our duty to report our concerns and complaints regarding (i) accounting, internal accounting controls or auditing matters, (ii) possible violations of any law, rule or regulation, and (iii) alleged violations of any policy or procedure of the Company, including the Code.  This includes the reporting of others’ possible violations.

The Company provides numerous ways to report concerns and complaints.  The Company also has established a special reporting process for the confidential and anonymous reporting of accounting, internal controls and auditing matters.

Confidentiality will be maintained to the fullest extent practicable, consistent with the need to conduct an adequate investigation and applicable legal requirements.

How to Report Concerns and Complaints:

In General:
For employees, the best starting point for resolving concerns or reporting potential violations of the Code is usually the employee’s supervisor, who will contact others in the Company (such as Human Resources, Legal, Security, Board of Directors,etc.), as appropriate, to resolve the matters.  Concerns and complaints may also be directly reported to:

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•	The Chairman of the Board of Directors of Uni-Pixel, Inc.;

•	The Chairman of the Audit Committee of the Board of Directors of Uni-Pixel, Inc.;

•	The Chairman of the Governance Committee of the Board of Directors of Uni-Pixel, Inc.

Directors and officers’ and other employees conflict of interest concerns should be disclosed and will be reported directly to the Uni-Pixel, Inc. Board of Directors.

Further, employees with concerns or reporting violations of the Code may report those issues confidentially or anonymously by:

•
Accessing the Company’s extranet located at https://mail.unipixel.com and click the “Whistleblower Submission Form” link under the “Organization Links” group.  The form will be anonymously submitted to the Chairman of the Board, the Audit Committee Chairman and the Governance Committee Chairman.

Accounting, Internal Controls and Auditing Matters:
 Confidential and anonymous reports of concerns and complaints regarding accounting, internal accounting controls or auditing matters may be made by letter addressed to the Corporate Secretary, Uni-Pixel, Inc., 8708 Technology Forest Pl, Ste 100, The Woodlands, TX 77381.  The Board of Directors/Audit Committee will be notified of all concerns or complaints regarding accounting, internal accounting controls or auditing matters, which will be investigated pursuant to the Board of Directors procedures.

Annual Reports:
The Company’s Board of Directors may send out annual compliance reporting forms to Company directors, officers and employees.  All concerns or matters noted on the annual forms will be investigated and resolved.

Investigations and Corrective Action:
Concerns and complaints will be promptly investigated.  The Company will take appropriate and consistent corrective actions regarding reported concerns and complaints, including disciplinary actions up to and including termination of employment or removal from office.

Guidance

We are encouraged to ask for guidance and advice on legal and ethical matters from whomever we are most comfortable, including supervisors, managers, Human Resources, Legal, or the Board of Directors.

Waivers

The Company expects its directors, officers and employees to fully comply with the Code.  However, waivers will be considered in exceptional situations.

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Any waiver of the Code for officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by law, regulation or rule.  Any waiver of the Code for other persons can only be made by joint concurrence of the CEO and CFO.

All waivers will be accompanied by appropriate controls to protect the Company.

Amendments

Amendments to the Code will be approved by the Board of Directors of Uni-Pixel, Inc. and publicly disclosed as required by laws, rules or regulations.

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